ALPHA ENERGY, INC.

May 21, 2018

RTA Petroleum LLC
910 16th St., Ste 830
Denver, CO 80202
ATTN: Craig Creel

RE: Letter of Intent to Purchase Agreement
RTA Petroleum LLC

Gentlemen:

This Letter of Intent to Purchase Agreement ("Agreement"), when accepted in the manner hereinafter set forth, shall evidence an agreement among RTA Petroleum LLC, hereinafter referred to as "RTA", and ALPHA ENERGY, INC., hereinafter referred to as "ALPHA", with respect to the purchase and sale of interest in the Prospect Area and the subsequent drilling and recompleting of well(s) in search of oil and gas in the Prospect Area.

1. RTA Petroleum Inc. does hereby represent that it is the owner of Oil and Gas Leases totaling plus or minus 23,875 net acres ("Leases") in Nebraska.

2. RTA does hereby represent that it is the owner of 20 existing wellbores that can produce hydrocarbons, 20 shut-in wells (SI), 5 existing injection wells (INJ), 5 proved not producing wells (PDNP), and 5 wells pending plug and abandon ("Wells").

3. For a cash consideration of Three Million Six Hundred Thousand Dollars ($3,600,000), $3,000,000 cash and $600,000 delivered in stock, RTA will deliver a mutually acceptable Assignment of Oil, Gas and Mineral Lease and Bill of Sale (BOS) for ALPHA on or before June 22, 2018 but made effective June 1, 2018. Payment will be made in certified funds and subject to customary closing adjustments such as ad valorem taxes, oil inventory, and similar items.

4. Purchase includes all leases, wells, SWD(s), facilities, infrastructure, roads, equipment, permits, etc. associated with properties.

5. Also, upon execution of BOS, it is agreed that ALPHA and RTA will execute a mutually agreeable employee agreement made effective June 1, 2018.

6. Concurrently with the execution of the employment agreement, ALPHA would like to offer RTA a position on the Board of Directors of ALPHA.

7. RTA shall warrant title by, though, and under RTA only, to the expense and net revenue interests as furnished and summarized in Exhibit A to this letter. If the expense interest or the net revenue interest is different than reflected in the Exhibit, then the purchase price shall be adjusted appropriately in the final Assignment, Conveyance and Bill of Sale.

8. If this agreement becomes null and void because conditions shall not be timely met, all parties shall bear their own costs and expenses in connection herewith without claim of any party in respect thereof.

Please note that this letter represents only the intentions of the parties with respect to the matters described in this letter and that prior to the execution of definitive agreements, the only obligation of the parties shall be with respect to the matters set forth in the paragraph immediately preceding this paragraph.

If this letter correctly sets out our agreement, we request that you so indicate by signing the enclosed copy and returning same no later than May 25, 2018.

Respectfully,

ALPHA ENERGY, INC.

BY: ______________________________
John Lepin CFO/ Chairman of the Board

ACCEPTED AND AGREED TO THIS
25th day of May 2018.

RTA Petroleum LLC

BY: ______________________________